Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Glacier Bancorp, Inc. (the Company) related to the proposed acquisition of Guaranty Bancshares, Inc. of our reports dated February 25, 2025, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent the reference to our firm under the caption “Experts”.

/s/ Forvis Mazars, LLP

Denver, Colorado

July 31, 2025